EXHIBIT 10.45

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282

CONFIDENTIAL

October 30, 2020
T-Mobile USA, Inc.
US$5.0 Billion Senior Secured Incremental Bridge Loan Facility
Commitment Letter

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: Peter Osvaldik, Executive Vice President & Chief Financial Officer

Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of April 1, 2020 (as amended by that certain First Incremental Facility Amendment dated as of September 16, 2020, the “Existing Credit Agreement”), by and among T-Mobile USA, Inc., a Delaware corporation (the “Company” or “you”), as borrower, the several banks and other financial institutions or entities party thereto and Deutsche Bank AG New York Branch, as administrative agent. Capitalized terms used but not defined herein have the meanings assigned to them in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), the other Exhibits and Annexes attached hereto (such other Exhibits and Annexes, together with the Term Sheet and this letter, collectively, the “Commitment Letter”) or in the Existing Credit Agreement, as applicable.
The Company has advised (i) Citigroup Global Markets Inc. (“CGMI”), individually and on behalf of Citi (as defined below), Credit Suisse Loan Funding LLC (“CSLF”), Deutsche Bank Securities Inc. (“DBSI”) and Goldman Sachs Bank USA (“GS Bank” and, together with Citi, CSLF, DBSI and each Additional Agent (as defined below), the “Lead Arrangers”) and (ii) Citi, Credit Suisse AG (“CS”), Deutsche Bank AG Cayman Islands Branch (“DBCI”) and GS Bank (together with Citi, CS, DBCI and each Additional Initial Lender (as defined below), collectively the “Initial Lenders”; the Initial Lenders and the Lead Arrangers are collectively referred to herein as the “Commitment Parties”, “we” or “us”) of its intent to obtain a US$5.0 billion incremental senior secured bridge loan facility (the

“Facility”), the proceeds of which may be used for general corporate purposes. In that connection, the Company has requested that the Lead Arrangers agree to structure and arrange the Facility, and the Initial Lenders commit to provide the entire amount of the Facility as set forth below.
For purposes of this Commitment Letter, “Citi” shall mean CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein (subject to the confidentiality, assignment and other provisions hereof). It is understood and agreed that CGMI is entering into this letter for and on behalf of Citi.
In connection with the foregoing, (i) Citi is pleased to advise you of its commitment to provide 25% of the aggregate principal amount of the Facility, (ii) CS is pleased to advise you of its commitment to provide 25% of the aggregate principal amount of the Facility, (iii) DBCI is pleased to advise you of its commitment to provide 25% of the aggregate principal amount of the Facility and (iv) GS Bank is pleased to advise you of its commitment to provide 25% of the aggregate principal amount of the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheet. The commitments hereunder of the Initial Lenders are several and not joint. You and the Lead Arrangers further agree that no other titles will be awarded, and no other compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Facility unless you and the Lead Arrangers shall so agree.
It is agreed that each of the Lead Arrangers will act as a joint lead arranger and joint bookrunner for the Facility. All other financial institutions and any Lead Arranger will be listed in customary fashion (as mutually agreed to by the Commitment Parties and you) on any offering or marketing materials in respect of the Facility.
Notwithstanding the foregoing, you shall have the right (in consultation with the Lead Arrangers) at any time on or prior to the 15th business day following the date this Commitment Letter is executed and delivered by you to appoint up to 4 additional arrangers, bookrunners, managers, agents or co-agents or confer other titles with respect to the Facility in a manner and with economics determined by you (the “Additional Agents”); provided that the aggregate economics payable to such Additional Agents in respect of the Facility shall not exceed forty percent (40%) of the total economics which would otherwise be payable to the Initial Lenders pursuant to the Fee Letter (exclusive of any fees payable to the administrative agent in its capacity as such) (it being understood that (i) the commitments of the Initial Lenders hereunder will be reduced dollar-for-dollar on a pro rata basis by the amount of the commitments of each such Additional Agent (or its relevant affiliate) (each, an “Additional Initial Lender”) under the Facility, upon the execution of customary joinder documentation reasonably satisfactory to the Lead Arrangers, (ii) the commitments assumed by such Additional Initial Lender for the Facility will be in proportion to the economics allocated to such Additional Agent, (iii) no Additional Agent (nor any affiliate thereof) shall receive greater economics in respect of the Facility than those received by an Initial Lender party hereto on the date hereof and (iv) in no event shall any of the Initial Lenders party hereto on the date hereof receive less than 15% of the aggregate commitments and economics hereunder. Each party hereto agrees to execute such joinder agreements and other documents with respect to this Commitment Letter as are required to give effect to this paragraph.
You hereby represent and covenant that (a) any written information, other than the Projections (as defined below) and information of a general economic or industry nature, that has been or will be made available to any of the Initial Lenders or Lead Arrangers by or on behalf of you in connection with the Facility (the “Information”) is or, when furnished, will be, in each case when taken as a whole and in the light of the circumstances when furnished, correct in all material respects at the time furnished and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in the light of the circumstances under which such statements are made and (b) any projections, financial estimates, forecasts and other forward-looking information that have been or will be made available to any of the Initial Lenders or Lead Arrangers by or on behalf of you in connection with the Facility (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the Projections are so made available (it being understood that the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved). You agree that if at any time until the Closing Date you become aware that the representations in the immediately preceding sentence would not be true in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations or warranties would be true in all material respects under those circumstances. Notwithstanding the foregoing, it is understood that each Initial Lender’s commitments hereunder are not subject to or conditioned upon the delivery of any Information or Projections, or the accuracy of the representations set forth in this paragraph, and notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheet or the Fee Letter, the delivery of any Information or Projections and the accuracy of such representations shall not constitute a condition to the funding under any Facility on the Closing Date (it being understood that this sentence shall not supersede the Funding Conditions).
No Initial Lender shall be relieved or released from its commitment hereunder prior to the funding thereof on the Closing Date in connection with any assignment or participation of such Facility (and unless you otherwise agree in writing, each Initial Lender and each Lead Arranger shall at all times retain exclusive control over all its rights and obligations with respect to the Facility and its commitments in respect thereof, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter and the definitive documentation with respect to the Facility. In connection with any assignments to Additional Initial Lenders pursuant to paragraph 5 of this Commitment Letter, you agree to enter into appropriate documentation (which shall take the form of a customary joinder agreement pursuant to which such Additional Initial Lender will become party to this Commitment Letter and extend commitments in respect of the Facility to you) containing provisions relating to the reallocation of titles and roles, rights and responsibilities in connection with such assignment pursuant to paragraph 5. You acknowledge and agree that the amount of commitments in respect of the Facility under this Commitment Letter will be reduced as provided under the “Mandatory Commitment Reduction and Prepayment” section of the Term Sheet upon the occurrence of any of the events described therein at any time after the date hereof, and that any such reduction will be allocated on a pro rata basis among the commitments of the Initial Lenders and the Additional Initial Lenders in respect of the Facility.
As consideration for the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein, you agree to pay to us the fees as set forth in the fee letter dated the date hereof and delivered herewith and any other fees as set forth in any fee letter dated the date hereof and delivered herewith (collectively, as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Fee Letter”).
The commitments of the Initial Lenders and the agreements of the Initial Lenders and the Lead Arrangers hereunder in respect of the Facility are subject only to the following conditions (collectively, the “Funding Conditions”, and the date on which such conditions are satisfied or waived, the “Closing Date”): (a) the execution and delivery by the Company and the Guarantors of definitive documentation for the Facility consistent with this Commitment Letter, the Term Sheet and the Fee Letter and (b) the satisfaction or waiver of the other conditions expressly set forth in Exhibit B attached hereto. It is understood that there are no conditions (implied or otherwise) to the commitment hereunder (including compliance with the terms of this Commitment Letter, the Term Sheet or the Fee Letter) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding duly requested by the Borrower under the Facility on the Closing Date shall occur).
You agree (a) to indemnify and hold harmless each of the Initial Lenders and Lead Arrangers and each of their affiliates, and each of the respective officers, directors, employees, members, partners, trustees, advisors, agents and controlling persons of the foregoing and their respective successors and assigns (each, an “indemnified person”), from and against any and all losses, claims, damages and liabilities, and expenses reasonably related thereto, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Facility and the actual or proposed use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (and regardless of whether such matter is initiated by you or by any other person) (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (it being agreed that, notwithstanding the foregoing, you shall not be responsible for the reimbursement of fees, charges and disbursements of more than one firm of counsel for all the indemnified persons and, if deemed reasonably necessary by us, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case for all indemnified persons, except where any indemnified person reasonably believes that an actual or perceived conflict of interest exists affecting such indemnified person and informs you of such conflict, in which case you shall also be responsible for the reimbursement of fees, charges and disbursements of one firm of counsel (and, if deemed reasonably necessary by such indemnified person, one firm of regulatory and/or one firm of local counsel in each appropriate jurisdiction) for such indemnified person); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such indemnified person or any Related Person thereof (as defined below) or a material breach of the agreements set forth herein of such indemnified person or any of its Related Persons or (ii) to the extent resulting from any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person, other than claims against any Initial Lender or Lead Arranger in its capacity in fulfilling its role as an agent or arranger or any other similar role under the Facility; and (b) to reimburse the Initial Lenders, the Lead Arrangers and each of their affiliates upon demand for all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of one firm of outside counsel (and, if deemed reasonably necessary by us, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction)) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter, and the definitive documentation for the Facility) or the amendment, modification or waiver of any thereof. No indemnified person shall be liable for any damages arising from the use of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person or any of its Related Persons, and no party hereto shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Facility or its activities related thereto; provided that nothing contained in this sentence will limit your indemnity and reimbursement obligations set forth in this paragraph. For purposes hereof, a “Related Person” of an indemnified person means (a) any controlling person, controlled affiliate or subsidiary of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons, and (c) the respective agents and advisors of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons (with respect to this clause (c), in each case acting at the direction of such indemnified person or such subsidiaries, controlled affiliates or controlling persons).
You will not, without the prior written consent of the applicable indemnified person (which shall not be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person. You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld); provided that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; and provided, further, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.
This Commitment Letter shall not be assignable by you without the prior written consent of each of the Initial Lenders and the Lead Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, create any rights in favor of or be enforceable by or at the request of any person other than the parties hereto and the indemnified persons. Except (x) as provided in the fifth paragraph of this Commitment Letter and (y) with respect to assignments between GS Bank and Goldman Sachs Lending Partners LLC (“GSLP”), the Initial Lenders may not assign all or any portion of their respective commitments in respect of the Facility hereunder (and any purported assignment shall be null and void). The commitments hereunder of the Initial Lenders with respect to the Facility shall be superseded by the commitments in respect of the Facility set forth in the definitive documentation for the Facility, and upon the execution and delivery of the definitive documentation for the Facility by all of the parties thereto and the effectiveness of such definitive documentation, each Initial Lender shall be released from its commitment hereunder. Any and all obligations of, and services to be provided by, any Initial Lender or Lead Arranger hereunder may be performed, and any and all rights of any Initial Lender or Lead Arranger hereunder may be exercised, by or through its affiliates; provided that such Initial Lender or Lead Arranger shall not be relieved of any of its obligations hereunder in the event any such affiliate shall fail to perform such obligation in accordance with the terms hereof.
This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the county of New York over any suit, action or proceeding directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Term Sheet, the Fee Letter, or the transactions contemplated hereby or thereby. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at the address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR BASED UPON OR AS A RESULT OF THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet, the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person, except that (a) this Commitment Letter, the Term Sheet, the Fee Letter and their terms and substance may be disclosed to Deutsche Telekom AG (“DT”), and your and DT’s respective subsidiaries, and the respective directors, officers, employees, agents, auditors, attorneys and other advisors and representatives of each of you, DT and your respective subsidiaries who are directly involved in the consideration of this matter and informed of the confidential nature thereof; (b) this Commitment Letter, the Term Sheet and their terms and substance (and a version of the Fee Letter redacted in the manner reasonably acceptable to the Lead Arrangers) may be disclosed to the extent requested by them, to Moody’s, S&P and Fitch on a confidential basis; (c) this Commitment Letter, the Term Sheet and their terms and substance (but not the Fee Letter or, except as specified below, its terms or substance) may be disclosed (i) in any prospectus, offering memorandum or confidential information memorandum relating to any financing in lieu of the Facility and (ii) in one or more filings with the Securities and Exchange Commission; provided that, notwithstanding the foregoing, you may disclose the aggregate amount payable as fees under the Fee Letter in any of the foregoing as part of the generic aggregate transaction expenses included in any sources and uses disclosure; (d) this Commitment Letter, the Term Sheet, the Fee Letter and their terms and substance otherwise may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by governmental authority (in which case you agree to the extent permitted by applicable law to inform us promptly thereof); or (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you and it has become publicly available or, if not made publicly available, on the date that is two years following the termination or expiration of this Commitment Letter in accordance with its terms.
Each Lead Arranger and Initial Lender shall use all non-public information provided to it by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this letter agreement and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by such Lead

Arranger or Initial Lender in violation of this letter agreement or was or becomes available to such Arranger or Initial Lender or its affiliates from a source which is not known by such Lead Arranger or Initial Lender to be subject to a confidentiality obligation to the Company, provided that nothing herein shall prevent such Lead Arranger or Initial Lender from disclosing any such information (i) [reserved], (ii) to the extent requested by them, to Moody’s, S&P and Fitch on a confidential basis, (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by governmental authority (in which case we agree to the extent permitted by applicable law to inform you promptly thereof (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (iv) to such Lead Arranger’s or Initial Lender’s employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (v) to any of its affiliates (with such Lead Arranger or Initial Lender being responsible for its affiliate’s compliance with this paragraph) and its affiliates’ employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (vi) upon the request or demand of any regulatory authority having jurisdiction over it or any of its affiliates, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective representatives in breach of this Commitment Letter (viii) to the extent that such information is independently developed by us or is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, DT or any of your or their respective affiliates or related parties, (ix) to establish a due diligence defense or (x) to enforce their respective rights hereunder or under the Fee Letter. In addition, each Lead Arranger and Initial Lender may disclose the existence of the Facility and the information about the Facility to market data collectors, similar services providers to the lending industry and service providers to the Lead Arrangers or Initial Lenders in connection with the administration and management of the Facility. This undertaking by each Lead Arranger or Initial Lender shall automatically terminate on the date that is two years from the date hereof. Nothing in this letter agreement precludes any Lead Arranger or Initial Lender or its affiliates from using or disclosing any confidential information in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting or exercising any of its rights, remedies or interests.
You agree that each of us will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter, or the communications pursuant hereto or otherwise, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any of us, on the one hand, and you or your subsidiaries, affiliates or equityholders, on the other, irrespective of whether any of us has advised or is advising you on other matters. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions among us and you, (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of you, your subsidiaries and affiliates or any other person, and none of us has assumed (and will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of you, your subsidiaries or affiliates or any other person (irrespective of whether any of us or any of our affiliates are concurrently providing other services to you), and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate. You hereby waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the financing transactions contemplated by this Commitment Letter and agree that none of us shall have any liability (whether direct or indirect) in connection with the financing transactions contemplated by this Commitment Letter to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees and creditors.
You acknowledge that each of us and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. Each of us agrees that it will not use confidential information obtained from you in connection with the transactions contemplated hereby in connection with the performance by it of services for other companies, or will furnish any such information to other companies. You also acknowledge that none of us has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.
You further acknowledge that each of us, together with our affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of us and our affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
The provisions contained herein relating to compensation, expense reimbursement, survival, indemnification, governing law, submission to jurisdiction, waiver of breach of fiduciary duty or alleged breach of fiduciary duty, waiver of jury trial and confidentiality and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitment hereunder, and whether or not definitive documentation for any Facility shall be executed (except to the extent a similar provision relating to expense reimbursement and indemnification (covering the parties and matters covered by the analogous provisions of this Commitment Letter) is also in the definitive documentation for the Facility, in which case such provision in the definitive documentation for the Facility shall govern upon execution thereof). The provisions contained herein relating to information shall remain in full force and effect whether or not definitive documentation for the Facility shall be executed.
Each of the Initial Lenders and Lead Arrangers hereby notifies you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and the Lenders are required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address and other information of the Borrower and the Guarantors that will allow the Initial Lenders, the Lead Arrangers and Lenders to identify the Borrower and the Guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to fund or otherwise extend credit under the commitments hereunder subject only to satisfaction of the Funding Conditions.
The words “execution,” “signed”, “signature” and words of like import herein shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the electronic platform DocuSign, digital copies of a signatory’s manual signature and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us an executed counterpart hereof and of the Fee Letter, to the Lead Arrangers, in each case not later than 11:59 p.m. New York City time, on October 30, 2020, failing which the Initial Lenders’ commitments and the agreements of the Initial Lenders and Lead Arrangers hereunder will expire at such time. In the event the Closing Date does not occur on or before 11:59 p.m. (New York time), on the Commitment Termination Date (as defined below), the Initial Lenders’ commitments and the agreements of the Commitment Parties hereunder will automatically expire and terminate at such time, without any further action or notice and without any further obligation. For purposes hereof, the “Commitment Termination Date” means the earlier of (w) June 30, 2021, (x) the date on which you provide written notice to us of the termination of this letter and the commitments hereunder, (y) the Closing Date (regardless of whether the Facility is utilized in full) and (z) the date on which the commitments hereunder are reduced to zero as provided under the “Mandatory Commitment Reduction and Prepayment” section of the Term Sheet upon the occurrence of any of the events described therein.
[Signature pages follow.]

We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
by	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Managing Director
[Signature Page to Bridge Loan Commitment Letter]

CREDIT SUISSE LOAN FUNDING LLC

by	/s/ SoVonna L. Day-Goins
Name: SoVonna L. Day-Goins
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

by	/s/ SoVonna L. Day-Goins
Name: SoVonna L. Day-Goins
Title: Authorized Signatory

by	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to Bridge Loan Commitment Letter]

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

by	/s/ Joseph Devine
Name: Joseph Devine
Title: Director

by	/s/ Ian Dorrington
Name: Ian Dorrington
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

by	/s/ Joseph Devine
Name: Joseph Devine
Title: Director

by	/s/ Ian Dorrington
Name: Ian Dorrington
Title: Managing Director

[Signature Page to Bridge Loan Commitment Letter]

GOLDMAN SACHS BANK USA

by	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Bridge Loan Commitment Letter]

Accepted and agreed to as of
the date set forth above by:

T-MOBILE USA, INC.,
by	/s/ Peter Osvaldik
Name: Peter Osvaldik
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Bridge Loan Commitment Letter]

EXHIBIT A
T-Mobile USA, Inc.
US$5.0 Billion Senior Secured Incremental Bridge Loan Facility
Summary of Terms and Conditions1

Borrower:	T-Mobile USA, Inc., a Delaware corporation (the “Borrower”).
Facility:	A US$5.0 billion senior secured 364-day incremental bridge loan facility (the “Facility”), or such lesser amount as may be requested by the Borrower.
Joint Lead Arrangers and Joint Bookrunners:	Citi, CSLF, DBSI and GS Bank
Administrative Agent:	Deutsche Bank AG New York Branch (in its capacity as administrative agent in respect of the Existing Credit Agreement, the “Administrative Agent”).
Collateral Agent:	Deutsche Bank Trust Company Americas (in its capacity as collateral trustee in respect of the Existing Credit Agreement).
Lenders:	Citi, CS, DBCI and GS Bank (collectively, the “Lenders”)
Availability:	The Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.
Guarantors:	As set forth in the Existing Credit Agreement.
Security:	As set forth in the Existing Credit Agreement.
Unrestricted Subsidiaries:	As set forth in the Existing Credit Agreement.
Use of Proceeds:	The proceeds of the Facility will be used by the Borrower on or after the Closing Date for general corporate purposes.
Maturity:
The Facility will mature on the day that is 364 days after the Closing Date (the “Initial Maturity Date”), provided that the Initial Maturity Date may be extended to the date that is 546 days after the Closing Date (any such extended date, the “Extended Maturity Date”) upon three business days prior written notice by the Borrower to the Administrative Agent so long as no payment or bankruptcy event of default has occurred and is continuing and the Extension Fee (as defined below) and all other interest and fees due and payable on or prior to the Initial Maturity Date (including the Extension Fee due and payable in connection with the Extended Maturity Date) shall have been paid by the Borrower. The Facility shall have no required amortization.

Interest Rates and Fees:	As set forth on Annex I hereto.
1     Capitalized terms used but not otherwise defined in this Exhibit A have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto, or the Existing Credit Agreement, as applicable.

Optional Prepayment:	The Borrower will be permitted, upon same day notice for ABR loans and at least three business days’ notice for Eurodollar loans, to prepay loans under the Facility in whole or in part, in minimum amounts equal to the lesser of US$50,000,000 and the commitment of such Lender outstanding and in integral multiples of US$10,000,000 over US$50,000,000.
Mandatory Commitment Reduction and Prepayment:
100% of the principal amount received by the Borrower or any of its subsidiaries from any Debt Incurrence (as defined below) which, at the election of the Borrower, may exclude amounts up to the Cap, shall be applied to (x) prior to the Closing Date, reduce commitments under this Commitment Letter and (y) on and after the Closing Date, prepay loans under the Facility,
“Cap” means two billion dollars (US$2,000,000,000) in the aggregate.
“Debt Incurrence” means any incurrence of Indebtedness pursuant to an issuance of secured or unsecured debt securities or a borrowing of a term loan, in each case by T-Mobile US, Inc., the Borrower or any of its subsidiaries, other than (x) debt under the Facility or (y) certain other exceptions as may be agreed by the Borrower and the Lead Arrangers and set forth in the definitive documentation for the Facility.

Mandatory Prepayments	None.
Prepayments Generally:	All prepayments of loans under the Facility will be subject to, in the case of Eurodollar loans, compensation for breakage costs incurred by the Lenders if occurring other than on the last day of an interest period, but otherwise without penalty.
Documentation:
The definitive documentation for the Facility will take the form of an amendment agreement to the Existing Credit Agreement (such amendment, an “Incremental Amendment”). The Incremental Amendment shall reflect the provisions set forth in the Commitment Letter and this Term Sheet, and otherwise be consistent with the documentation requirements as set forth in the Existing Credit Agreement. The Incremental Amendment will initially be drafted by counsel to the Borrower.

Representations and Warranties:	As set forth in the Existing Credit Agreement.
Conditions Precedent to Funding:	The borrowings under the Facility on the Closing Date will be subject solely to the Funding Conditions.
Affirmative Covenants:	As set forth in the Existing Credit Agreement; provided that there shall be no ratings requirement in respect of the Facility.
Negative Covenants:	As set forth in the Existing Credit Agreement.
Financial Covenants:	None.
Events of Default:	As set forth in the Existing Credit Agreement.

Cost and Yield Protection:	As set forth in the Existing Credit Agreement.
Defaulting Lenders:	As set forth in the Existing Credit Agreement.
Voting Rights:	As set forth in the Existing Credit Agreement.
Assignments and Participations:	As set forth in the Existing Credit Agreement; provided, however that assignments and participations of the Facility between GS Bank and GSLP shall not require the consent of the Borrower.
Expenses and Indemnification:	As set forth in the Existing Credit Agreement.
Governing Law and Jurisdiction:	New York
Counsel to Lead Arrangers:	Cahill Gordon & Reindel LLP

ANNEX I

Duration Fee:	The Borrower will pay to each Lender on the date that is 60 days after the Closing Date, a Duration Fee equal to 0.25% of the aggregate principal amount of such Lender’s loans under the Facility outstanding on such date.
Extension Fee:	The Borrower will pay to each Lender an extension fee in an amount equal to 0.25% of the aggregate principal amount of such Lender’s loans under the Facility outstanding on the Initial Maturity Date which have been extended to the Extended Maturity Date. The Extension Fee shall be due and payable on the Initial Maturity Date.
Interest Rates:
The Borrower may elect that the loans comprising each borrowing bear interest at a rate equal to
(a)    in the case of Eurodollar loans, Adjusted LIBOR plus 1.25% per annum, and
(b)    in the case of ABR loans, the ABR plus 0.25% per annum.

All other terms and provisions related to interest rates shall be in accordance with the terms and provisions of the Existing Credit Agreement.
LIBOR Floor:	0%
Eurodollar Interest Periods:	As set forth in the Existing Credit Agreement.
Interest Rate Basis:	As set forth in the Existing Credit Agreement.
Default Rate:	As set forth in the Existing Credit Agreement.

A-I-1

EXHIBIT B

T-Mobile USA, Inc.
US$5.0 Billion Senior Secured Incremental Bridge Loan Facility
Additional Conditions Precedent2
The initial borrowings under the Facility shall be subject to the following conditions precedent:
1.(x) The Borrower shall be in compliance with the Financial Covenant on a Pro Forma Basis on the Closing Date, (y) the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect” and (z) no Event of Default shall have occurred or be continuing on the Closing Date or after giving effect to the Facility.
2.The Administrative Agent shall have received a customary borrowing notice in the form of Exhibit I to the Existing Credit Agreement, and a customary reaffirmation agreement from the Loan Parties, customary secretary’s certificates for the Borrower and each Guarantor, a customary closing officer’s certificate as to defaults and representations, a solvency certificate of the chief financial officer of the Borrower dated as of the Closing Date in the form attached hereto as Exhibit C, customary legal opinions as to the loan documents and customary corporate opinions as to the Borrower and the Guarantors, in each case subject to the Documentation Provisions.
3.The Lead Arrangers shall have received at least three (3) business days prior to the Closing Date, (x) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (y) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, in each case as reasonably requested by the Lead Arrangers in writing at least 10 business days prior to the Closing Date.
4.The Lead Arrangers and the Lenders shall have received (or substantially simultaneously with the initial funding of the Facility on the Closing Date, shall receive) all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or hereunder and, with respect to expenses, invoiced to the Borrower at least three business days prior to the Closing Date.

2     Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Commitment Letter to which this Exhibit B is attached, including the other exhibits thereto, or the Existing Credit Agreement, as applicable.
C-1

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE
Pursuant to the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of [the Borrower] (the “Borrower”), and not individually, and without any personal liability, as follows:
As of the date hereof, after giving effect to the consummation of the [Facility], including the making of the Loans thereunder, and after giving effect to the application of the proceeds of such Loans, he is of the opinion that:
a.    The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
b.    The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
c.    The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and
d.    The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

[Signature page follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.
[BORROWER]

By: ________________________________
Name:
Title:

C-2